EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of October 1, 2005 (the “Effective Date”) is entered by and between Bruce J. Wood, 3983 East Alta Approach Road, Sandy, Utah 84092 (“Executive”), and Schiff Nutrition Group, Inc., a Utah corporation (the “Company”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

WHEREAS, the Company has entered into an Amended and Restated Change in Control Agreement with Executive dated as of October 1, 2002 (the “Prior Agreement”) to provide for both present and future continuity of management and to assure itself that Executive is not practically disabled from discharging his duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Prior Change in Control Agreement expired on September 30, 2005;

WHEREAS, the Company has entered into an Employment Agreement with Executive dated as of June 1, 2002, as the same may be amended from time to time (the “Employment Agreement”) that provides certain benefits to executive, including certain severance payments;

WHEREAS, the Company and Executive desire to renew the Prior Agreement substantially in the same form as the Prior Agreement, thereby preserving the present and future continuity of management and providing additional inducement for the Executive to continue to remain in the employ of the Company; and

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement to ensure that severance payments under the Employment Agreement would not qualify as deferred compensation under Section 409A of the Code and to otherwise clarify certain provisions thereof;

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.  Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)  “Affiliate” shall mean a domestic or foreign business entity controlled by, controlling, under common control with, or in a joint venture with, the applicable person or entity.

(b)  “Board” shall mean the Board of Directors of the Company.

(c)  “Change in Control” means and includes each of the following:

(i)  A transaction or series of transactions (other than an offering of SNI Class A common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than SNI, any of its subsidiaries, an employee benefit plan maintained by SNI or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, SNI) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of SNI possessing more than 50% of the total combined voting power of SNI’s securities outstanding immediately after such acquisition, excluding any transaction involving a distribution of SNI’s Class A common stock (or any substituted security) held by Weider Health and Fitness (“WHF”) to individual stockholders of WHF or their family trusts if and to the extent the Board finds such distribution to not be within the intent of this Section 1(d)(i);

(ii)  During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of SNI together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with SNI to effect a transaction described in Section 1(d)(i) or Section 1(d)(iii)) whose election by the Board of Directors of SNI or nomination for election by SNI’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)  The consummation by SNI (whether directly involving SNI or indirectly involving SNI through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of SNI’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)  Which results in SNI’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SNI or the person that, as a result of the transaction, controls, directly or indirectly, SNI or owns, directly or indirectly, all or substantially all of SNI’s assets or otherwise succeeds to the business of SNI (SNI or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, or

(B)  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in SNI prior to the consummation of the transaction; or

(iv)  SNI’s stockholders approve a liquidation or dissolution of SNI.

(d)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)  “Cure Deadline” shall mean the day on which the material breach or event occurs resulting in “cause” pursuant to Section 5.2 of the Employment Agreement.

(f)  “Severance Payment Deadline” shall mean 15 days prior to the Severance Benefit Deadline (as defined in Section 4 below).

(g)  “Termination Date” shall mean the effective date of the termination of Executive’s employment with the Company for any reason.

(h)  “SNI” shall mean Schiff Nutrition International, Inc., a Delaware corporation and the parent of the Company.

2.  Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue through the full payment of all severance and other benefits to Executive in accordance with the terms and conditions of this Agreement. This Agreement shall be effective with respect to any termination of Executive’s employment with the Company pursuant to Section 5.2 or 5.3 of the Employment Agreement only if such termination occurs (a) during the period commencing on the Effective Date and ending on September 30, 2008 and (b) “in connection with a Change in Control” (as defined in Section 3).

3.  Severance Payment/Health Benefits.

(a)  In addition to any severance payments Executive may be entitled to receive under the Employment Agreement, if Executive’s employment with the Company is terminated pursuant to Section 5.2 or 5.3 of the Employment Agreement and such termination is made “in connection with a Change in Control,” then in consideration of and subject to the delivery by Executive to the Company of a release, in form and substance reasonably satisfactory to the Company, of any claims that Executive might have against the Company, the Company shall pay to Executive an amount equal to his then current Base Salary (as defined in the Employment Agreement). Subject to Section 4 of this Agreement and to execution and non-revocation by Executive of the release described above, such amount shall be paid to Executive, without interest, in 24 equal semi-monthly installments, beginning on the month following the last month Executive receives any payments under Section 6 of the Employment Agreement; provided, however, that notwithstanding the foregoing, in no event shall any amounts owing to Executive pursuant to this Section 3(a) be paid to Executive later than the Severance Payment Deadline. For purposes of this Agreement, any termination “in connection with a Change in Control” shall be any termination pursuant to Section 5.2 or 5.3 of the Employment Agreement during the period beginning 90 days prior to and concluding 120 days subsequent to the consummation of a Change in Control, provided that the Change in Control is both (i) subject to a definitive written purchase, sale, merger or similar agreement entered into during the period beginning on the Effective Date and ending on September 30, 2008 and (ii) consummated on or prior to the expiration of six months following September 30, 2008. The payments provided herein are expressly in addition to and not a supplement for any payments Executive is entitled to receive under Section 6.1 of the Employment Agreement for such terminations.

(b)  In the event Executive’s employment with the Company is terminated pursuant to Section 5.2 or 5.3 of the Employment Agreement, regardless of whether such termination is in connection with a Change in Control, subject to Section 4 of this Agreement, Executive shall be entitled to continue to receive, at the expense of the Company (other than Executive’s continued payments of his current portion of such costs), and participate in, for a period of 12 months from the Termination Date, any life insurance, disability insurance, health insurance or hospital plans or other benefit plans of the Company in effect at the time of termination (as such plans may be amended from time to time thereafter); provided, however, that car allowances, if any, or Company matching of individual 401(k) plan contributions shall not be continued. Notwithstanding the foregoing, any continued benefits or participation in the plans of the Company under this Section 3(b) shall cease on the Severance Payment Deadline, to the extent such continued benefits or participation in plans of the Company would constitute a nonqualified deferred compensation plan subject to Code Section 409A.

4.  Code Section 409A. Neither this Agreement nor the Employment Agreement is intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, notwithstanding any other provision of this Agreement or the Employment Agreement to the contrary, any and all amounts payable under this Agreement or the Employment Agreement shall be paid not later than the later of: (a) two and one-half (2½) months from the end of the Executive’s tax year in which the Termination Date (or, if earlier, the Cure Deadline) occurs, and (b) two and one-half (2½) months from the end of the Company’s fiscal year in which the Termination Date (or, if earlier, the Cure Deadline) occurs (the later of (a) and (b), the “Severance Benefit Deadline”), as determined by the Company in accordance with Code Section 409A and any applicable Treasury Regulations.

5.  Parachute Payments.

(a)  If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 (a “Parachute Tax”) to which Executive would not have been subject but for any payment or stock option or restricted stock vesting occurring pursuant to the terms of this Agreement or otherwise upon a Change in Control or any tax, interest, penalty or other expense incurred by Executive pursuant to Code Section 409A (a “Deferred Compensation Tax”) to which Executive would not have been subject but for the Company’s failure to pay any severance amounts pursuant to the provisions of Section 3 and Section 4 of this Agreement or and the related provisions of the Employment Agreement or other failure to make such payments in a manner that avoids such payments qualifying as deferred compensation under Section 409A of the Code (collectively, a “Payment”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax or Deferred Compensation Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax or Deferred Compensation Tax imposed upon the Payment.

(b)  Subject to the provisions of Section 5(a) hereof, all determinations required to be made under this Section 5, including whether a Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment and the amount of such Parachute Tax or Deferred Compensation Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G, 4999 and 409A of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax or Deferred Compensation Tax is payable by Executive with regard to a Payment, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax or Deferred Compensation Tax on his federal tax return. Any good faith determination by the Accounting Firm as to whether a Gross-Up Payment is to be made with regard to a Payment and the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 or Code Section 409A at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Parachute Tax or Deferred Compensation Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

(d)  The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax or Deferred Compensation Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax or Deferred Compensation Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

(e)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(f)  In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment” within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(g)  The Company shall direct Executive with regard to all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis (to the extent permitted by applicable law), and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax or Deferred Compensation Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s right to direct Executive with regard to the contest shall be limited to issues with respect to whether and the extent to which a payment or benefit is an “excess parachute payment” pursuant to Code Section 280G(b)(1), the imposition of the Parachute Tax under Code Section 4999 and the imposition of the Deferred Compensation Tax under Code Section 409A, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, the Company shall not direct Executive to take a position or agree to any final resolution if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto, unless Executive consents in writing to such position or agreement.

(h)  If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax or Deferred Compensation Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess. If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax or Deferred Compensation Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to direct Executive to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Termination Date.

6.  Effect on Employment Agreement. Executive and the Company agree that: (i) Section 4 of this Agreement expressly amends the Employment Agreement and the timing of the severance payments to be made pursuant to Section 6.1 of the Employment Agreement; and (ii) the definition of Change in Control in the Employment Agreement is of no further force and effect.

7.  Confidentiality. Executive agrees that, without the prior written consent of the Chairman of the Board of Directors of the Company or except as required by law, Executive will not disclose to any person the existence or contents of this Agreement or that discussions or negotiations are taking place concerning a possible merger, sale or similar transaction between the Company and a third party or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

8.  Successors and Binding Agreement.

(a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)  This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but will not otherwise be assignable, transferable or delegable by Executive.

9.  Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

10.  Governing Law; Jurisdiction. The laws of the state of Utah shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of Utah, and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

11.  Notices. Any notices or communications given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid. Notices shall be addressed to the parties at the addresses set forth above. Notices shall be deemed given when received. Either party may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

12.  Further Assurances. Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

13.  Amendment; Waiver; Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Employment Agreement (to the extent not modified hereby) constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter.

14.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date set forth below.

                                                         SCHIFF NUTRITION GROUP, INC.

By:

Title:

Date:

                           EXECUTIVE

Date: